FOR IMMEDIATE RELEASE

                           CONTACTS:  BARRY VON LANKEN
                                      COOPER-STANDARD AUTOMOTIVE
                                      260/927-3314
                                      BGVONLANKEN@COOPERSTANDARD.COM

                                      DICK PACINI
                                      AUTOPR
                                      248/656-2388
                                      DPACINI@AUTO-PR.COM

               COOPER-STANDARD AUTOMOTIVE COMPLETES ACQUISITION OF
                   ITT INDUSTRIES' AUTO FLUID HANDLING SYSTEMS

NOVI, MICH. - FEBRUARY 7, 2006 - Cooper-Standard Automotive today announced it has completed the acquisition of the Fluid Handling Systems business of ITT
Industries Inc. (NYSE: ITT) in a transaction valued at approximately $205 million.

The acquisition enhances Cooper-Standard's offering of steel and plastic tubing for fuel and brake lines and quick-connects, and enables the company to provide customers with a more complete line of fluid management solutions for new vehicle platforms.

"This acquisition is another important step for us in our continuing and strategic efforts to lead the industry with a broad range of products that meet the growing needs of our global customers," said Jim McElya, president and CEO,
Cooper-Standard Automotive.

"The combination of the ITT Fluid Handling business with the Cooper-Standard
Automotive Fluid Systems Division brings together two of the most customer-focused and innovative fluid carrying companies in the industry.
Together these two businesses complement one another extremely well both in product innovation and manufacturing excellence," commented Larry Beard, president Global Fluid Systems.

ABOUT COOPER-STANDARD AUTOMOTIVE

Cooper-Standard Automotive Inc., headquartered in Novi, Mich., is a leading global automotive supplier specializing in the manufacture and marketing of systems and components for the transportation industry. Products include body-sealing systems, fluid handling systems, and NVH control systems. Including this latest acquisition Cooper-Standard Automotive Inc. employs more than 16,500 people across 61 facilities in 14 countries. For more information, visit the company's Web site at: www.cooperstandard.com.

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